EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION

   (7) Warrant to purchase 225,000 shares of Common Stock dated September 13, 1994 in favor of Xerox Corporation.

   (8) Warrant to purchase 100,000 shares of Common Stock dated January 26, 1995 in favor of Xerox Corporation.

   (9) Warrant to purchase 110,000 shares of Common Stock dated February 10, 1995 in favor of Xerox Corporation.

  (10) Warrant to purchase 150,000 shares of Common Stock dated March 23, 1995 in favor of Xerox Corporation.

  (11) Warrant to purchase 50,000 shares of Common Stock dated April 19, 1995 in favor of Xerox Corporation.

  (12) Asset Management Agreement dated as of July 1, 1995 between Xerox Corporation and Horsley Bridge Partners, Inc.






























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